                                 Exhibit 10.13

                         EXECUTIVE EMPLOYMENT AGREEMENT

  This EXECUTIVE EMPLOYMENT AGREEMENT is made as of the 30th day of November, 1998 between AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC., a Delaware corporation, with its principal office at One ABC Parkway, Beloit, Wisconsin 53511 (the "Company"), and ROBERT BARTELS ("Executive").

WITNESSETH
----------

  WHEREAS, Executive desires to become the Senior Vice President of Operations of the Company, and the Company desires to hire Executive to act in such capacity, pursuant to the terms of this Agreement.

  NOW, THEREFORE, in consideration of the mutual promises and agreements herein set forth, the parties agree as follows:

  1. EMPLOYMENT. Effective January 1, 1999 ("Commencement Date"), Executive shall become employed by the Company in the capacity of Senior Vice President of Operations, and Executive and the Company shall each become obligated to honor and perform the covenants and agreements provided for hereunder. Executive shall initial report directly to the President and Chief Operating Officer.

  2. TERM. Unless sooner terminated as provided for herein, Executive's employment shall commence on the Commencement Date and shall continue until the fifth (5th) anniversary of the Commencement Date (the "Initial Term"). For purposes of this Agreement, if the performance of Executive is acceptable to the Company, in its sole discretion, the Company will offer to extend the Initial Term upon terms and conditions to be agreed by the parties. Together, the Initial Term and all renewal employment terms are herein referred to as the "Term".

  3. DUTIES. During the Term of this Agreement, Executive shall perform such senior management duties as may from time to time reasonably be requested of him by the Board of Directors, the President, Chief Operating Officer, Chief Executive Officer or any other person appointed by the Board to direct him. Executive shall initially hold office of Senior Vice President of Operations. Executive shall serve the Company faithfully, diligently, and to the best of his ability, and shall devote his best efforts, attention, energy, and skill to the performance of the duties assigned to him and to promote and further the interests of the Company. During the Term, Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and to the duties and responsibilities assigned to him pursuant to this Agreement. Executive may devote a reasonable amount of his time to civic, community or charitable activities. Subject to the restrictions contained in Paragraph 7 hereof, Executive may invest his assets in such manner as will not require any substantial services by Executive in the conduct of the business or affairs of the entities or in the management of the assets in which such investments are made. Executive shall fully inform the Company of all such businesses and managements in which Executive actively engages during the Term.

  4.  COMPENSATION.

  (a) Base Salary. Executive's base salary shall be One Hundred Seventy-Five Thousand Dollars ($175,000) per year, payable in appropriate installments to conform with the regular payroll dates for salaried personnel of the Company. Executive's base salary may increase during the Term, at the discretion of the Company; provided, however, in the event the Company's Net Profits (as defined below) shall increase at least $1,000,000 over the preceding calendar year, then, as of April 15 of the following year, Executive's base salary shall the increase no less than three percent (3%) and no more than five percent (5%) of the base salary for the immediately preceding year, as determined by the Company in the exercise of its discretion. The base salary, as it may be increased from time to time, is hereinafter referred to as the "Base Salary".

  (b) Annual Bonus. For each calendar year of the Term from 1999 through 2003, Executive shall receive a

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bonus equal to (i) three percent (3.0%) of the Company's Net Profits over the
Threshold up to Ten Million Dollars ($10,000,000), if any, and (ii) one percent (1.0%) of the Net Profits over the Threshold which exceed Ten Million Dollars ($10,000,000), if any. As used herein, "Net Profits" means the pre-federal income tax profits of the Company for the calendar year in which the bonus calculation is made. "Threshold" means one percent (1%) of gross sales of the Company for the calendar year in which the bonus calculation is made. The bonus described in this Paragraph 4(b)(i) and (ii) is referred to herein as the "Annual Bonus". The Annual Bonus, if any, shall be paid on April 30th of the calendar year following the year for which the bonus is determined. A calculation example for 2000 follows:

     ABC Gross Sales (2000)          $1,320,000,000.00
     ABC Net Profits                 $   26,400,000.00
     Threshold (1% gross sales)      $   13,200,000.00
     Net Profits Over Threshold      $   13,200,000.00
     Bonus (i): First $10,000,000    $      300,000.00
     Bonus (ii): over $10,000,000    $       32,000.00
     Total Annual Bonus:             $      332,000.00

  The foregoing example (including the dates and amounts referenced therein) are for illustrative purposes only and are not intended to represent any particular result. The Company makes no representation or warranty with respect to the income earned in the past or projected to be earned at any time, and the Company makes no representation or warranty that Executive will receive any amount of Annual Bonus. The calculations of Net Profits and any bonuses due hereunder shall be made in the reasonable discretion and in accordance with generally accepted accounting principles by the Company's Chief Financial Officer. From time to time, the Company may change its accounting principles and tax status as determined by its Board of Directors.

   In any event, Executive shall not be entitled to receive the Annual Bonus if the Company's Net Profits do not exceed the Threshold. The Company makes no representation or warranty with respect to the income earned in the past or projected to be earned at any time, and the Company makes no representation or warranty that Executive will receive any amount of Earnings Bonus.

  5.  OTHER COMPANY BENEFITS.

  (a) Benefits and Vacation. Executive will be entitled to participate in all pension and profit sharing programs, medical insurance programs, life insurance programs, and other employee benefit programs, if any, as may from time to time be applicable to other employees of the Company. Executive shall be entitled to three (3) weeks of paid vacation during the Initial Term. Executive's vacation shall be scheduled in conformity with the Company's policies, as they may exist from time to time, concerning the scheduling of vacations for senior executives or management. Executive shall be entitled to the use of a vehicle owned by the Company. Executive may be assessed an amount for his personal use of the vehicle in accordance with federal and state tax requirements, and any such assessment shall be deducted from Executive's base salary.

  (b) General-Profit Sharing and Other Bonus Plans. The specific compensation and fringe benefit provisions hereunder shall not be deemed to preclude Executive's current or subsequent eligibility for, or participation in, any old age benefit, insurance, profit sharing, stock option, pension or other plan or program which the Company has or may hereafter generally adopt for the benefit of its employees. The Bonus plan set forth in Paragraph 4 shall be the exclusive bonus program available to Executive and he shall not be entitled to participate in any other employee-performance bonus program which is not generally offered to all other full-time employees of the Company.

  6. BUSINESS EXPENSES. In view of Executive's senior position, he will be expected to travel and to entertain customers, vendors and other business entities and to incur certain expenses for an on behalf of the Company. In connection with these duties, reasonable business and travel expenses incurred by Executive in accordance with Company policies shall be reimbursed to him on presentation of proper vouchers or invoices or

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other evidences of payment or liability for such business expenses.

  7.  CONFIDENTIALITY; NON-COMPETITION.

  (a) Position of Loyalty. In the course of Executive's employment with the Company, and because of the nature of Executive's responsibilities, Executive may acquire and have access to valuable trade secrets, proprietary data and other confidential information (collectively, "Confidential Information") with respect to the Company's customers, suppliers, competitors and business. Such trade secrets, proprietary data and other confidential information include but are not limited to the following: the Company's existing and contemplated services, products, business and financial methods and practices, plans, pricing, selling techniques, business systems, product technologies and formulas, and special methods and process involved in providing services, lists of the Company's existing and prospective suppliers, subcontractors and/or customers, methods of obtaining suppliers and customers, credit and financial data for the Company's present and prospective suppliers and/or customers, particular business requirements of the Company's present and prospective customers as well as similar information related to any subsidiaries or affiliates the Company may have. In addition, Executive, on behalf of the Company, may in the future enhance or develop personal acquaintances and relationships with the Company's present and prospective suppliers, subcontractor and customers, which acquaintances and relationships may constitute the Company's only contact with such persons or entities. As a consequence thereof, the parties agree that Executive occupies or will occupy a position of trust and confidence with respect to the Company's affairs and its products and services. In view of the foregoing and in consideration of the remuneration to be paid to Executive hereunder, Executive acknowledges and agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that Executive make the covenants contained in subparagraphs (b) through (f) below regarding the conduct of Executive during and subsequent to employment with the Company, and that the Company will suffer irreparable injury if Executive engages in conduct prohibited thereby. Executive represent that observance of the aforementioned covenants will not cause Executive any undue hardship nor will it unreasonably interfere with Executive's ability to earn a livelihood. The covenants contained in subparagraphs (b) through (f) below shall each be construed as a separate agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of those covenants.

  (b) Non-Disclosure. Executive, while in the employ of the Company or at any time thereafter, will not, without the express written consent of the Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, company, association or corporation, any of the Company's or its subsidiaries' or affiliates' Confidential Information which was communicated to or otherwise learned of or acquired by Executive during his employment with the Company or its predecessor, provided, however, Executive may disclose or use such information under any of the following circumstances: (a) disclosure or use thereof in good faith by Executive in connection with the performance of his duties in the course of his employment by the Company, (b) disclosure which Executive is advised by counsel is required by a court or other governmental agency of competent jurisdiction, provided that Executive gives the Company written notice and an opportunity to prevent such disclosure or otherwise seek protection for the Confidential Information, (c) disclosure or use by Executive of any such information or data which is generally known within the industry or is otherwise available through independent sources who do not owe a duty of confidentiality to the Company or its subsidiaries or affiliates, and (d) disclosure or use by Executive, after the expiration of thirty-six (36) months following Executive's termination of employment with the Company (or, if this period shall be unenforceable by law, then for the maximum period as shall be permitted by law to make the provisions of this subparagraph enforceable), of any such information in connection with Executive's subsequent employment or business endeavors undertaken in good faith and without specific intent of unreasonably depriving the Company of the value and benefit of such proprietary data.

  (c) Return of Information and Equipment. Promptly after the termination of employment with the Company (whether or not pursuant to an employment agreement), Executive will deliver to the Company all originals and copies or memoranda, customer lists, samples, records, documents, computer programs, product information,

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hardware, equipment (e.g., computers, fax machines, vehicles) and other materials and equipment requested by the Company which he has obtained from the Company while serving in any such capacity.

  (d) Non-Competition. During Executive's employment with the Company, and for a period of eighteen (18) months following termination of Executive's employment with the Company for any reason whatsoever (or, if this period shall be unenforceable by law, then for the maximum period as shall be permitted by law to make the provisions of this subparagraph enforceable), Executive shall not, without the express written consent of the Chief Executive Officer or the Board of Directors of the Company, directly or indirectly, own, finance, manage, operate, control, or participate in the financing, ownership, management, operation or control of, or be employed by or act as an officer, director, agent, representative, advisor, consultant, partner, member or investor, or be connected with in any other manner or otherwise engage in or have any connection with any business in the United States which distributes roofing or siding
products to contractors.   Notwithstanding anything contained herein to the
contrary, Executive shall not be precluded hereby from (i) owning stock or any other securities in a publicly traded company where such investment entitles Executive to less than one percent (1%) of the voting control over such company, or (ii) working as an employee, after the termination of Executive's employment with the Company, for any entity in which Executive has no ownership interest, or option or other right to acquire an ownership interest, in any capacity where the likelihood of Executive's breach or violation of the provisions of subparagraphs (b) and (e) is demonstrated to the reasonable satisfaction of the Board of Directors to be remote.

  (e) Non-Solicitation of Customers. During Executive's employment with the Company, and for a period of twenty-four (24) months following the termination of Executive's employment with the Company for any reason whatsoever (or if this period shall be unenforceable by law, then for the maximum period as shall be permitted by law to make the provisions of this subparagraph enforceable), and except in the good faith furtherance of the interests of the Company, Executive will not, without the express written consent of the Company or Board of Director's approval, contact (whether or not initiated by Executive), with a view toward selling any product or service competitive with any product or service, to Executive's knowledge, sold or proposed to be sold by the Company or any subsidiary or affiliate of the Company at the time of such contact, any person, firm, company, association or corporation: (i) to which the Company or any subsidiary or affiliate of the Company was known by Executive to have sold any product or service during the preceding year, (ii) which Executive solicited, contacted or otherwise dealt with on behalf of the Company or any subsidiary or affiliate of the Company during the preceding year, or (iii) which Executive was otherwise aware was a customer or prospective customer of the Company or any subsidiary or affiliate of the Company during the preceding year. Executive will not directly or indirectly make any contact, either for his benefit or for the benefit of any person, firm, company, association or corporation, and Executive will not in any manner assist any such person, firm, association or corporation to make any such contact.

  (f) Non-Interference. During Executive's employment with the Company, and for a period of twenty-four (24) months following the termination of Executive's employment with the Company for any reason whatsoever (or if this period shall be unenforceable by law, then for the maximum period as shall be permitted by law to make the provisions of this subparagraph enforceable), Executive shall not induce or encourage, directly or indirectly, (i) any employee of the Company to leave his or her employment, or to seek employment with anyone other than the Company, unless it has been determined by Executive in good faith with Board of Directors, that such employee's performance or other characteristics or circumstances are such that employee's leaving the Company are in the best interests of the Company, or (ii) any customer or vendor (including without limitation, independent contractors engaged by the Company to provide or deliver products to, or perform services for, customers of the Company) of the Company to modify or terminate any relationship, whether or not evidenced by a written contract, with the Company unless it has been determined by Executive in good faith with the Board of Directors that such modification or termination is in the best interests of the Company.

  Notwithstanding anything contained in Paragraphs 7(b)-(f) to the contrary, after termination or expiration of the Initial Term, Employee shall be entitled to be employed by, represent, or participate in the ownership or management of a roofing or siding manufacturer, or a business which performs roofing or siding contracting or installation, provided, that such manufacturer or contracting business does not sell roofing or siding products to

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installers or contractors.

  8. SPECIFIC PERFORMANCE. Executive acknowledges and agrees that the restrictions set forth in Paragraph 7 are reasonable and necessary for the protection of the Company's business and goodwill and that the Company will suffer irreparable injury if Executive engages in the conduct prohibited thereby. Executive further agrees that if he breaches or attempts to breach any of his obligations under Paragraph 7, the Company, in addition to any other remedies available to it under law, may obtain injunctive relief against him to prevent such continued or attempted breach and the Company may recover any damages (including reasonable attorney's fees) it may incur as a result of any such continued or attempted breach and for the enforcement of Paragraph 7.

  9.  EARLY TERMINATION.

  (a) Executive may terminate Executive's employment with the Company upon ninety (90) days prior written notice (which notice shall include a resignation by Executive as an officer, manager and member of any advisory board), provided that, at the Company's option, Executive's employment and ability to act on behalf of the Company can be terminated immediately upon receipt by the Company of said written notice.

  (b) Executive's employment with the Company will terminate upon Executive's death or Disability. For purposes of this Agreement, Executive shall be deemed to have a "Disability" if Executive becomes disabled as defined in any insurance policy maintained by the Company with respect to Executive, or if no such policy is maintained, becomes, by reason of physical or mental illness or accident, for a continuous period of twelve (12) months, to perform his regular responsibilities as provided herein or any other responsibilities within the Company based upon training, education and experience, provided that a period of disability separated by fewer than thirty (30) days of continuous service shall be deemed to be continuous.

  (c) Subject to the provisions of Paragraph 10(b), Executive's employment may be terminated by the Company, prior to the end of the Term upon advance written notice specifying a termination date ("Termination Date") therein which shall be no sooner than thirty (30) days after the date of such notice for termination without cause.

  (d) Executive's employment may be terminated by the Company at any time without prior notice for "Cause", as defined in Paragraph 10 below.

  10. SEVERANCE AND OTHER BENEFITS. If Executive's employment terminates during the Initial Term of this Agreement, the following shall apply:

  (a) If the termination occurs under any of the following circumstances, there will be no liability on the part of the Company for the payment to Executive of severance benefits in connection with such termination (except as otherwise provided in any other contractual agreement or under any plan or policy of the Company or as otherwise required by law) for any compensation or other benefits attributable to any period after such termination:

  (i) Executive's resignation or other election to terminate without cause;
  (ii) Executive's death or Disability; or
  (iii) the Company's termination of Executive for Cause.

For the purposes of clause (iii) above, "Cause" means, in connection with a discharge of an Executive, any of the following: (A) the Board of Director's good faith determination (1) that Executive is guilty of fraud, dishonesty or other willful or malicious acts of misconduct related to Executive's employment or which has a material adverse effect on the business, financial condition or well-being of the Company or (2) that Executive has brought himself or the Company into public disrepute, (B) the Board of Director's good faith determination that Executive is unable to adequately perform his duties and responsibilities by reason of substance abuse, (C) voluntary resignation from employment of the Company or (D) the Board of Director's good faith determination that

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Executive has (1) unreasonably failed or refused to perform duties and responsibilities assigned to him as described in this Agreement or in any reasonable orders or directions provided to him in writing by the President or Board of Directors or (2) has failed to abide by or breached the terms, conditions or covenants of this Agreement or any other written agreement between Executive and the Company in effect from time to time, and that such failure, refusal or breach has not been cured, if susceptible to cure, within thirty (30) days after receipt by Executive of written notice from the Board of Directors, Chief Executive Officer or President specifying such failure or refusal. The Board of Directors, Chief Executive Officer, President and Chief Operating Offer shall not to unreasonably interfere with Executive's ability to perform the duties and responsibilities assigned to him.

  (b) If the termination occurs during the Initial Term by reason of the Company's election to terminate pursuant to Paragraph 9(c) above or in the event the Agreement expires and Executive's employment by the Company terminates then, for the eighteen (18) months following such termination the Company shall continue to pay Executive (in accordance with regular payroll dates) an amount equal one hundred percent (100%) of his then current Base Salary ("Severance Pay"); provided, however, that the Company shall be entitled to reduce or offset against such payments, or otherwise recover from Executive to the extent any payments have been made, the amounts provided for in subparagraph (c) below; provided further, however, in the event the any of the covenants set forth in Paragraph 7 above are determined by a court of competent jurisdiction to be unenforceable or if Executive breaches any such provision or provisions, then Executive shall not be entitled to the Severance Pay set forth herein. Upon thirty (30) days prior written notice, the Company may terminate its obligations under this subparagraph 10(b), in which event Executive shall be released from his obligations under Paragraph 7(d) with respect to his conduct arising after the thirty (30) day period. In the event of termination of his employment, Executive shall use his best efforts to seek and accept new employment with compensation similar to or better than his Base Salary compensation. Upon obtaining such employment, Executive shall give the Company prompt written notice of his new employment, and Company's obligations to pay Severance Pay shall cease without any effect on Employee's obligations hereunder, including but not limited to Paragraph 7.

  (c) The Company shall have the option, in its sole discretion, to credit any amount owing to it (for any reason) against payments due to Executive from the Company for any reason or to demand reimbursement from Executive.

  11. WAIVER. The waiver by either party of a breach or provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent or other breach by such other party. No waiver by the Company shall be effective unless it is made in writing and signed by the Chief Executive Officer or President of the Company.

  12. AMENDMENT. This Agreement may not be changed orally or rescinded, but may only be changed or rescinded by a written instrument signed by the parties hereto.

  13. NOTICES. Any notice permitted or required hereunder shall be sufficient if in writing, sent by registered or certified mail, return receipt requested or express courier, and, in the case of the Company, to its principal business address, and in the case of Executive, to his last known residence address as listed on Executive's records with the Company, or as otherwise provided in a written notice by a party. Notice shall be deemed to be received two (2) days after its mailing.

  14. BENEFITS AND ASSIGNABILITY. This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns, provided, however, the duties of Executive under this Agreement are personal to him and may not be assigned by him.

  15. SEVERABILITY. The invalidity, illegality, or unenforceability of any provision hereof shall not in any way affect, impair, invalidate or render unenforceable this Agreement or any other provision hereof. It is intended that each provision of this Agreement which is invalid or unenforceable as written be valid and enforceable to the fullest extent possible. In the event that a court of competent jurisdiction would hold all or any portion of Paragraph 7 hereof unenforceable as a result of its geographic or business scope or duration, said

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

Paragraph shall be construed as if its geographical or business scope had been more narrowly drafted so as not to be invalid or unenforceable.

  16. GOVERNING LAW. Notwithstanding that any of the parties hereto may now, or at any time during the term of this Agreement, be domiciled outside of the State of Wisconsin, this Agreement shall be regarded for all purposes as a Wisconsin document and the validity and construction hereof, and all acts and payments required hereunder, shall be determined and governed, in all respects, by the laws of the State of Wisconsin.

  17. ARBITRATION. Except for any claim or action by the Company regarding a breach by Executive of any provision of Paragraph 7 or to enforce any provision of Paragraph 7, any dispute, controversy or claim arising out of or relating to this Agreement or any provision hereof, or the breach thereof, shall be resolved and settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Arbitration claims shall be filed and heard in Madison, Wisconsin.

  18. TAXES. The Company shall be entitled to deduct or withhold all applicable payroll and social security taxes where required on all compensation and/or other benefits paid or reimbursed to Executive or any permitted successor in interest.

  19. INDEPENDENT ADVICE. Executive hereby represents and warrants to the Company that he has been advised to and has had the opportunity to seek the advice of independent counsel in connection with this Agreement and the transactions contemplated hereby and has obtained such independent advice or hereby waives his right to seek such independent advice. Executive further represents that he has made the decision to execute this Agreement independent of any other executive, his counsel or counsel to the Company.

  IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed the day and year above written.

                                    COMPANY:

    AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC., a Delaware corporation

                     ______________________________________
                     By:___________________________________
                     Its:__________________________________


                                   EXECUTIVE:

                     _____________________________________
                                 ROBERT BARTELS

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